                                                                     EXHIBIT 99

                             [ZAPATA LETTERHEAD]

           ZAPATA CORPORATION ANNOUNCES TERMINATION OF TENDER OFFER

HOUSTON, TX -- FEBRUARY 24, 1997 -- Zapata Corporation (NYSE: ZAP) announced today that its Board of Directors has terminated the Company's offer to purchase up to 15,000,000 shares of its common Stock at a price of $4.50 per share.

On February 17, 1997, Zapata announced that it had received a letter from Michael E. Heisley, Sr. proposing that Mr. Heisley or a company he controls would acquire any or all (but not less than 50.1%) of the outstanding shares of Zapata for a purchase price of $5.50 per share.

Zapata's Board of Directors has authorized the engagement of an investment banking firm to advise it in connection with the Heisley proposal and other matters.


Contacts:       Joseph L. von Rosenberg,III, Executive Vice President
                (713) 940-6100/Fax: (713) 940-6122